Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 17th day of June, 2009

AMONG:

DecisionPoint SYSTEMS, INC. (formerly known as Canusa Capital Corp.), a corporation formed pursuant to the laws of the State of Delaware and having an office for business located at 19655 Descartes, Foothill Ranch, CA 92610

(“DecisionPoint”)

AND:
DecisionPoint ACQUISITION, INC., a corporation formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of DecisionPoint

(the "Acquirer")

AND:

DecisionPoint SYSTEMS HOLDING, INC., a corporation formed pursuant to the laws of the State of California and having an office for business located at 4 Century Drive, Parsippany, NJ 07054

("DecisionPoint Systems")

WHEREAS:

A.              DecisionPoint Systems is a California corporation which specializes in the integration of enterprise mobility and RFID systems in the supply chain.  DecisionPoint Systems also acts as a value added reseller and systems integrator serving the U.S. automatic identification and data capture marketplace.

B.              The DecisionPoint Systems shareholder owns an aggregate of 10,000 DecisionPoint Systems Shares, being 100% of the presently issued and outstanding DecisionPoint Systems Shares;

C.              DecisionPoint is a reporting company whose common stock is quoted on the OTC Bulletin Board and which has been primarily engaged in the acquisition and exploration of mining properties; and

D. The respective Boards of Directors of DecisionPoint, DecisionPoint Systems and the Acquirer deem it advisable and in the best interests of DecisionPoint, DecisionPoint Systems and the Acquirer that the Acquirer merge with and into DecisionPoint Systems (the "Merger") pursuant to this Agreement and the Certificates of Merger, and the applicable provisions of the laws of the States of California and Delaware.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement the following terms will have the following meanings:

2

(a)
“Acquisition Shares” means the 20,000,000 DecisionPoint Common Shares, which shares are to be issued and delivered to the DecisionPoint Systems Shareholders at Closing pursuant to the terms of the Merger, it being understood that DecisionPoint declared the Stock Dividend, whereby each DecisionPoint shareholder of record on June 17, 2009 will receive seven (7) shares for every one (1) share of DecisionPoint common stock which they own;

(b)	“Agreement” means this agreement and plan of merger among DecisionPoint, the Acquirer, and DecisionPoint Systems;

(c)	“DecisionPoint Business” means all aspects of any business conducted by DecisionPoint and its subsidiaries;

(d)	“DecisionPoint Common Shares” means the shares of common stock, par value $0.001, in the capital of DecisionPoint;

(e)
“DecisionPoint Financial Statements” means, collectively, the audited financial statements of DecisionPoint for the two fiscal years ended April 31, 2008 and 2007, and the unaudited financial statements of DecisionPoint for the period ending January 31, 2009;

(f)	“CGCL” means the California General Corporation Law;

(g)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(h)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(i)	“Commission” means the Securities and Exchange Commission;

(j)	DecisionPoint Systems Accounts Receivable” means all accounts receivable and other amounts owing to DecisionPoint Systems;

(k)
“DecisionPoint Systems Assets” means all the property and assets of the DecisionPoint Systems Business of every kind and description wherever situated including, without limitation, DecisionPoint Systems Inventory, DecisionPoint Systems Material Contracts, DecisionPoint Systems Accounts Receivable, DecisionPoint Systems Cash, DecisionPoint Systems Intangible Assets and DecisionPoint Systems Goodwill, and all credit cards, charge cards and banking cards issued to DecisionPoint Systems;

(l)	“DecisionPoint Systems Business” means all aspects of the business conducted by DecisionPoint Systems and its subsidiaries;

(m)	“DecisionPoint Systems Cash” means all cash on hand or on deposit to the credit of DecisionPoint Systems on the Closing Date;

(n)
“DecisionPoint Systems Financial Statements” means collectively, the audited financial statements of DecisionPoint Systems for the fiscal years ending December 31, 2008 and December 31, 2007, and the unaudited financial statements of DecisionPoint Systems as of March 31, 2009, which shall be delivered at Closing, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission;

(o)
“DecisionPoint Systems Goodwill” means the goodwill of the DecisionPoint Systems Business together with the exclusive right of DecisionPoint Systems to represent itself as carrying on the DecisionPoint Systems Business in succession of DecisionPoint Systems subject to the terms hereof, and the right to use any words indicating that the DecisionPoint Systems Business is so carried on including the right to use the name "DecisionPoint Systems” or any variation thereof as part of the name of or in connection with the DecisionPoint Systems Business or any part thereof carried on or to be carried on by DecisionPoint Systems, the right to all corporate, operating and trade names associated with the DecisionPoint Systems Business, or any variations of such names as part of or in connection with the DecisionPoint Systems Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the DecisionPoint Systems Business, all necessary licenses and authorizations and any other rights used in connection with the DecisionPoint Systems Business;

(p)
“DecisionPoint Systems Intangible Assets” means all of the intangible assets of DecisionPoint, Systems including, without limitation, DecisionPoint Systems Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of DecisionPoint Systems;

(q)	“DecisionPoint Systems Inventory” means all inventory and supplies of the DecisionPoint Business as of March 31, 2009 as increased or decreased in the ordinary course of business;

(r)
“DecisionPoint Systems Material Contracts” means the burden and benefit of and the right, title and interest of DecisionPoint Systems in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which DecisionPoint Systems is entitled in connection with the DecisionPoint Systems Business under which DecisionPoint Systems is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice; and

(s)	“DecisionPoint Systems Shares” means all of the issued and outstanding shares of DecisionPoint Systems’ equity stock;

(t)	“DecisionPoint Systems Shareholders” means all of the holders of the issued and outstanding DecisionPoint Systems Shares;

(u)	“DGCL” means the Delaware General Corporation Law

(v)
 “Effective Time” means the date of the filing of the appropriate Certificates of Merger in the form required by the States of Delaware and California provided that the Merger shall become effective as provided in the DGCL and the CGCL;

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(x)	“Merger” means the merger, at the Effective Time, of DecisionPoint Systems and the Acquirer pursuant to this Agreement;

(y)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as DecisionPoint and DecisionPoint Systems may mutually agree upon;

(z)	“Securities Act” means the Securities Act of 1933, as amended;

(aa)	“SEC Reports” means all forms, reports and documents filed and required to be filed by DecisionPoint with the Commission under the Exchange Act through the date hereof;

(bb)
“Securities Purchase Agreements” means the series of securities purchase agreements between DecisionPoint and a group of investors, pursuant to which the investors will subscribe for debentures of DecisionPoint;

(cc)
“Stock Dividend” means the stock dividend declared by the board of directors of DecisionPoint on June 5, 2009, whereby each stockholder of record as of May 31, 2009 will receive seven (7) shares of DecisionPoint common stock for each one (1) share of DecisionPoint common stock which they own;

(dd)	“Surviving Company” means Acquirer following the merger with DecisionPoint Systems;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2              The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section References and Schedules

1.3              Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Severability of Clauses

1.4              If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1              At Closing, the Acquirer shall be merged with and into DecisionPoint Systems pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and DecisionPoint Systems, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2              The Merger shall have the effect provided therefore by the DGCL and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to DecisionPoint or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of DecisionPoint Systems and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of DecisionPoint and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of DecisionPoint Systems and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of DecisionPoint Systems or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Articles of Incorporation; Bylaws; Directors and Officers

2.3              The Articles of Incorporation of the Surviving Company from and after the Closing shall be the Articles of Incorporation of DecisionPoint Systems as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL and the CGCL, provided, however, that as of the Effective Time, the Articles of Incorporation shall provide that the name of the Surviving Company is “DecisionPoint Systems, Inc.”.  The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of DecisionPoint Systems as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, the Articles of Incorporation of the Surviving Company and as provided by the DGCL and the CGCL.  The directors and officers of the Surviving Company from and after the Closing shall be the directors and officers of DecisionPoint Systems immediately prior to the Closing.

Conversion of Securities

2.4              At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer or DecisionPoint Systems, the shares of capital stock of each of DecisionPoint Systems and the Acquirer shall be converted as follows:

(a)
Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of DecisionPoint Systems Shares. Each DecisionPoint Systems Share that is issued and outstanding at the Effective Time, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive 1,214.5504 Acquisition Shares for each DecisionPoint Systems Share. All such DecisionPoint Systems Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

2.5    Dissenting Shareholders

(a)
Notwithstanding any provision of this Agreement to the contrary, each share of DecisionPoint Systems common stock that is issued and outstanding immediately prior to the Closing and that is held by a shareholder of DecisionPoint Systems who has not voted in favor of this Agreement or consented thereto in writing and who shall have otherwise perfected such holder’s dissenters’ rights in accordance with and as contemplated by Sections 1300-1313 of the CGCL(each such shareholder, a “Dissenting Stockholder”, and each share of DecisionPoint Systems common stock held by such shareholder, a “Dissenting Share”) shall not be canceled, extinguished and converted, but shall be entitled to receive from the Surviving Corporation the value of the shares of DecisionPoint Systems common stock held by such Dissenting Stockholder as determined pursuant to Sections 1300-1313 of the CGCL; provided, however, that if such Dissenting Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under Sections 1300-1313 of the CGCL, each share of DecisionPoint Systems common stock of such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Closing, the right to receive shares of DecisionPoint common stock, and such share of DecisionPoint Systems common stock shall no longer be a Dissenting Share.  In such event, DecisionPoint Systems shall deliver the number of shares of DecisionPoint common Stock to which such shareholder is entitled (without interest) upon surrender by such shareholder of the certificate or certificates representing the shares of DecisionPoint Systems common stock held by such shareholder.

(b)
DecisionPoint Systems shall provide notice in accordance with the CGCL to each shareholder that is entitled to appraisal rights; provided that if the DecisionPoint Systems shareholders have approved the Merger by written consent pursuant to Sections 1300-1313 of the CGCL, DecisionPoint Systems shall provide notice promptly, and in any event within five (5) business days, after such stockholder approval is obtained.  DecisionPoint Systems shall give prompt notice to DecisionPoint of any demands received by DecisionPoint Systems for appraisal of shares of DecisionPoint Systems common stock.  The Surviving Corporation shall promptly pay to any Dissenting Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by the courts of the State of California with respect to, such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF DecisionPoint

Representations and Warranties

3.1              DecisionPoint and the Acquirer jointly and severally represent and warrant in all material respects to DecisionPoint Systems, with the intent that DecisionPoint Systems will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

DecisionPoint - Corporate Status and Capacity

(a)
Incorporation. DecisionPoint is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware.

(b)
Carrying on Business. DecisionPoint and its subsidiaries, currently do not carry on any material business activity in any jurisdiction. The nature of the DecisionPoint Business does not require DecisionPoint and its subsidiaries to register or otherwise be qualified to carry on business in any jurisdiction other than the respective states of their organization, where DecisionPoint and its subsidiaries  are each dully qualified and authorized to do business;

(c)
Corporate Capacity. DecisionPoint has the corporate power, capacity and authority to own its assets and to enter into and complete this Agreement. None of DecisionPoint’ subsidiaries has any assets or liabilities;

(d)
Reporting Status; Listing. DecisionPoint is required to file current reports with the Commission pursuant to Section 15(d) of the Exchange Act. DecisionPoint’s common stock is not registered under Section 12(g) of the Exchange Act.  The DecisionPoint Common Shares are quoted on the OTC Bulletin Board under the symbol “CUSA”. None of DecisionPoint’s subsidiaries has common stock that is registered under Section 12(g) of the Exchange Act and none of DecisionPoint’s subsidiaries is required to file current reports with Commission pursuant to Section 13(a) or 15(d) of the Exchange Act;

(e)
SEC Reports. DecisionPoint has filed all SEC Reports with the Commission under the Exchange Act. The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

Acquirer - Corporate Status and Capacity

(f)
Incorporation. The Acquirer is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware;

(g)	Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities to date;

(h)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement;

DecisionPoint - Capitalization

(i)
Authorized Capital. The authorized capital of DecisionPoint consists of 100,000,000 shares of common stock, $0.001 par value, of which 20,000,000 DecisionPoint Common Shares shall be issued and outstanding after the Stock Dividend, it being understood that immediately following the closing, DecisionPoint’s majority shareholders shall return an aggregate of 12,000,000 shares of common stock, $0.001 par value, to DecisionPoint for cancellation;

(j)
No Option. Except as provided in, contemplated by, or set forth in this Agreement, the SEC Reports, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares of DecisionPoint or for the purchase, subscription or issuance of any of the unissued shares in the capital of DecisionPoint;

Acquirer - Capitalization

(k)
Authorized Capital. The authorized capital of the Acquirer consists of 200 shares of common stock, of which 200 shares of common stock are presently issued and outstanding and which are owned by Solution;

(l)
No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any common or preferred shares in Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer;

DecisionPoint - Records and Financial Statements

(m)	Charter Documents. The charter documents of DecisionPoint and the Acquirer are as set forth as exhibits to the officers certificate to be delivered at Closing pursuant to Section 9.3 hereof;

(n)
Corporate Minute Books.  DecisionPoint and its subsidiaries, are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws;

(o)
DecisionPoint Financial Statements. The DecisionPoint Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of DecisionPoint, including the assets and liabilities, if any of DecisionPoint’ subsidiaries, as of the respective dates thereof, and the results of operations and changes in financial position of DecisionPoint during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(p)
DecisionPoint Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of DecisionPoint or its subsidiaries, which are not reflected in the DecisionPoint Financial Statements except those incurred in the ordinary course of business since the date of the DecisionPoint Financial Statements, and neither DecisionPoint nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation;

(q)	DecisionPoint Accounts Receivable. There are no accounts receivable of DecisionPoint or any of DecisionPoint’s subsidiaries;

(r)
No Debt. Neither DecisionPoint nor its subsidiaries are, on the date hereof and on Closing, materially indebted to any, person or entity or other third party, including any affiliate, director or officer of DecisionPoint;

(s)
No Related Party Debt to DecisionPoint. No director or officer or affiliate of DecisionPoint or its subsidiaries, is now indebted to or under any financial obligation to DecisionPoint or its subsidiaries on any account whatsoever, except for advances on account of travel and other expenses not exceeding One Thousand Dollars ($1,000) in total;

(t)
No Dividends. Except for the Stock Dividend, no dividends or other distributions on any shares in the capital of DecisionPoint have been made, declared or authorized since the date of the DecisionPoint Financial Statements;

(u)
No Payments. No payments of any kind have been made or authorized since the date of the DecisionPoint Financial Statements to or on behalf of officers, directors, shareholders or employees of DecisionPoint or its subsidiaries or under any management agreements with DecisionPoint or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting DecisionPoint or its subsidiaries;

(w)	No Adverse Events. Since January 31, 2009,

(i)
there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of DecisionPoint, its subsidiaries, its assets or liabilities or any damage, loss or other change in circumstances materially affecting DecisionPoint, the DecisionPoint Business or DecisionPoint’s right to carry on the DecisionPoint Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting DecisionPoint, its subsidiaries, or the DecisionPoint Business,

(iii)
there has not been any material increase in the compensation payable or to become payable by DecisionPoint to any of DecisionPoint’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the DecisionPoint Business has been and continues to be carried on in the ordinary course,

(v)	DecisionPoint has not waived or surrendered any right of material value,

(vi)	Neither DecisionPoint nor its subsidiaries have discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and

(vii)	no capital expenditures have been authorized or made by DecisionPoint.

DecisionPoint - Income Tax Matters

(x)
Tax Returns. As of the Closing Date, all tax returns of DecisionPoint and its subsidiaries, required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by DecisionPoint and its subsidiaries, or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, DecisionPoint hereby represents that no amounts are owed to any taxing authorities by DecisionPoint and/or its subsidiaries, for the period commencing on the formation(incorporation) of DecisionPoint though the Closing Date;

(y)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by DecisionPoint or its subsidiaries.  There are no contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns for DecisionPoint or its subsidiaries;

DecisionPoint - Applicable Laws and Legal Matters

(z)
Licenses. DecisionPoint and its subsidiaries hold all licenses and permits as may be requisite for carrying on the DecisionPoint Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the DecisionPoint Business;

(aa)
Applicable Laws. Neither DecisionPoint nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the DecisionPoint Business, and to DecisionPoint’s knowledge, neither DecisionPoint nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the DecisionPoint Business;

(bb)
Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to DecisionPoint, its subsidiaries, or the DecisionPoint Business nor does DecisionPoint have any knowledge of any act or omission of DecisionPoint or its subsidiaries that would form any material basis for any such action or proceeding;

(cc)
No Bankruptcy. Neither DecisionPoint nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against DecisionPoint or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of DecisionPoint or its subsidiaries;

(dd)
Labor Matters. Neither DecisionPoint nor its subsidiaries are party to any collective agreement relating to the DecisionPoint Business with any labor union or other association of employees and no part of the DecisionPoint Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of DecisionPoint, has made any attempt in that regard;

(ee)
Finder's Fees. Unless otherwise disclosed, neither DecisionPoint nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(ff)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of DecisionPoint and the Acquirer;

(gg)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)
violate the charter documents of DecisionPoint or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which DecisionPoint or its subsidiaries are a party,

(ii)	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by DecisionPoint or its subsidiaries,

(iii)	result in any alteration of DecisionPoint’s or its subsidiaries’ obligations under any agreement to which DecisionPoint or its subsidiaries are party,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of DecisionPoint,

(v)	result in the imposition of any tax liability to DecisionPoint or its subsidiaries relating to the assets of DecisionPoint, or

(vi)	violate any court order or decree to which either DecisionPoint or its subsidiaries is subject;

The DecisionPoint Business

(hh)
Maintenance of Business. Since the date of the DecisionPoint Financial Statements, DecisionPoint and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement, the Securities Purchae Agreement, or in the SEC Reports;

(ii)
Subsidiaries. Except for the Acquirer, DecisionPoint does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.  References in this Agreement to any subsidiaries of the DecisionPoint shall include the Acquirer  and any other subsidiary that DecisionPoint may have but has not disclosed in this Agreement;

DecisionPoint - Acquisition Shares

(jj)
Acquisition Shares. The Acquisition Shares when delivered to the holders of DecisionPoint Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of DecisionPoint, in all cases subject to the provisions and restrictions of all applicable securities laws; and

(kk)
Securities Law Compliance.  Except as set forth in the SEC Reports, DecisionPoint has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock).  Neither DecisionPoint nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of DecisionPoint under circumstances which would require the integration of such offering with the offering of the Acquisition Shares issued to the DecisionPoint Systems Shareholders) which subject the issuance or sale of such shares to the DecisionPoint Shareholders to the registration requirements of Section 5 of the Securities Act.

Non-Merger and Survival

3.2              The representations and warranties of DecisionPoint and the Acquirer contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the DecisionPoint Shareholders, the representations and warranties of DecisionPoint shall survive the Closing for a period of two (2) years.

Indemnity

3.3              DecisionPoint shall indemnify and save harmless DecisionPoint Systems and the DecisionPoint Systems Shareholders from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of the JTO to defend any such claim), resulting from the breach by DecisionPoint of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by DecisionPoint and/or the Acquirer to DecisionPoint Systems hereunder.

ARTICLE 4
COVENANTS OF DecisionPoint

Covenants

4.1              DecisionPoint covenants and agrees with DecisionPoint Systems that DecisionPoint will:

(a)
Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement;

(b)
Access. Until the Closing, give the DecisionPoint Systems Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of DecisionPoint, and furnish to the DecisionPoint Systems Shareholders and their representatives all such information as they may reasonably request;

(c)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger;

(d)	Public Information. Make and keep public information available, as those terms are understood and defined in Rule 144 (defined below); and

(e)	SEC Filings. File with the Commission in a timely manner, all reports and other documents required of DecisionPoint under either the Securities Act or the Exchange Act.

(f)
Tax Returns. DecisionPoint shall on and after the Closing Date be responsible for any taxes owed or penalties thereon pertaining to the failure of DecisionPoint and its subsidiaries to file tax returns with the appropriate jurisdictions for any periods prior to Closing.

Authorization

4.2
DecisionPoint hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting DecisionPoint and its subsidiaries to release any and all information in their possession respecting DecisionPoint and its subsidiaries to DecisionPoint Systems. DecisionPoint shall promptly execute and deliver to DecisionPoint Systems any and all consents to the release of information and specific authorizations which DecisionPoint reasonably requires to gain access to any and all such information.

Reports Under the Exchange Act

4.3
With a view to making available to the DecisionPoint Systems Shareholders the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit the DecisionPoint Shareholders to sell securities of DecisionPoint to the public without registration and without imposing restrictions arising under the federal securities laws on the purchases thereof (“Rule 144”), and provided that the applicable holding period imposed by Rule 144 has been met, DecisionPoint agrees to furnish to each DecisionPoint Systems Shareholder, so long as such DecisionPoint Systems Shareholder owns DecisionPoint Common Shares, promptly upon request, (i) a written statement by DecisionPoint that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of DecisionPoint and such other reports and documents so filed by DecisionPoint, and (iii) such other information as may be reasonably requested to permit the DecisionPoint Shareholders to sell such securities pursuant to Rule 144 without registration.

Survival

4.4
The covenants set forth in this Article shall survive the Closing for the benefit of the DecisionPoint Systems Shareholders and shall continue to survive for a period not to exceed one year from the Closing Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
DecisionPoint SYSTEMS

Representations and Warranties

5.1              DecisionPoint Systems represents and warrants in all material respects to DecisionPoint, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

DecisionPoint Systems- Corporate Status and Capacity

(a)
Incorporation. DecisionPoint is a corporation duly incorporated and validly existing under the laws of the State of California, and is in good standing with the office of the Secretary of State for the State of California;

(b)
Carrying on Business. DecisionPoint Systems carries on business primarily in the State of California and does not carry on any material business activity in any other jurisdiction. The nature of the DecisionPoint Systems Business does not require DecisionPoint Systems to register or otherwise be qualified to carry on business in any other jurisdiction;

(c)
Corporate Capacity. DecisionPoint Systems has the corporate power, capacity and authority to own the DecisionPoint Systems Assets and to carry on the DecisionPoint Systems Business and DecisionPoint Systems has the corporate power, capacity and authority to enter into and complete this Agreement;

DecisionPoint- Capitalization

(d)	Authorized Capital. The authorized capital of DecisionPoint Systems consists of 10,000 shares of common stock, no par value;

(e)
Ownership of DecisionPoint Systems Shares. The issued and outstanding share capital of DecisionPoint Systems consist of 10,000 common shares (being the DecisionPoint Systems Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The DecisionPoint Systems Shareholders will be at Closing the registered and beneficial owner of the DecisionPoint Systems Shares. The DecisionPoint Systems Shares are held in an Employee Stock Ownership Plan, a copy of which is annexed hereto as Exhibit A.  Except as provided in Schedule 5.1(e) annexed hereto, the DecisionPoint Systems Shares owned by the DecisionPoint Systems Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through DecisionPoint and/or the Acquirer;

(f)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of DecisionPoint Shares contained in the charter documents of DecisionPoint or under any agreement;

DecisionPoint- Records and Financial Statements

(g)
Charter Documents. The charter documents of DecisionPoint Systems have not been altered since its incorporation date, except as filed in the record books of DecisionPoint Systems, and DecisionPoint Systems is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws;

(h)
DecisionPoint Systems Financial Statements. The DecisionPoint Systems Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of DecisionPoint Systems as of the respective dates thereof, and the results of operations and changes in financial position of DecisionPoint Systems during the periods covered thereby, and will be prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated;

(i)
DecisionPoint Systems Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of DecisionPoint Systems which are not reflected in the DecisionPoint Systems Financial Statements except those incurred in the ordinary course of business since the date of the DecisionPoint Systems Financial Statements;

(j)
No Dividends. No dividends or other distributions on any shares in the capital of DecisionPoint Systems have been made, declared or authorized since the date of the DecisionPoint Systems Financial Statements;

DecisionPoint- Income Tax Matters

(k)
Tax Returns. All tax returns and reports of DecisionPoint Systems required by law to be filed have been filed and to the best of DecisionPoint Systems’ knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by DecisionPoint Systems or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(l)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by DecisionPoint Systems. DecisionPoint Systems is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

DecisionPoint- Applicable Laws and Legal Matters

(m)
Licenses. DecisionPoint Systems holds all licenses and permits as may be requisite for carrying on the DecisionPoint Systems Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the DecisionPoint Systems Business;

(n)
Applicable Laws. DecisionPoint Systems has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the DecisionPoint Systems Business, and, to DecisionPoint Systems’ knowledge and belief, DecisionPoint Systems is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the DecisionPoint Systems Business;

(o)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to DecisionPoint Systems, the DecisionPoint Systems Business, or any of the DecisionPoint Systems Assets, nor does DecisionPoint Systems have any knowledge of any deliberate act or omission of DecisionPoint Systems that would form any material basis for any such action or proceeding;

(p)
No Bankruptcy. DecisionPoint Systems has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against DecisionPoint Systems and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of DecisionPoint Systems;

(q)
Labor Matters. DecisionPoint Systems is not a party to any collective agreement relating to the DecisionPoint Systems Business with any labor union or other association of employees and no part of the DecisionPoint Systems Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of DecisionPoint Systems, has made any attempt in that regard and DecisionPoint Systems has no reason to believe that any current employees will leave DecisionPoint Systems’ employ as a result of this Merger;

Execution and Performance of Agreement

(r)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of DecisionPoint Systems and the DecisionPoint Systems Shareholders;

(s)	No Violation or Breach. The execution and performance of this Agreement will not

(i)
violate the charter documents of DecisionPoint Systems or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which DecisionPoint Systems is a party,

(ii)
except as provided in, contemplated by, or set forth in the Securities Purchase Agreements, give any person any right to terminate or cancel any agreement including, without limitation, DecisionPoint Systems Material Contracts, or any right or rights enjoyed by DecisionPoint Systems,

(iii)
except as provided in, contemplated by, or set forth in the Securities Purchase Agreements, result in any material alteration of DecisionPoint Systems’ obligations under any agreement to which DecisionPoint Systems is a party including, without limitation, the DecisionPoint Systems Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the DecisionPoint Systems Assets,

(v)	result in the imposition of any tax liability to DecisionPoint Systems relating to DecisionPoint Systems Assets or the DecisionPoint Systems Shares, or

(vi)	violate any court order or decree to which DecisionPoint Systems is subject;

DecisionPoint Assets - Ownership and Condition

(t)
No Option. Except as provided in, contemplated by, or set forth in the Securities Purchase Agreements, no person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the DecisionPoint Systems Assets;

(u)
DecisionPoint Material Contracts. Except as provided in, contemplated by, or set forth in the Securities Purchase Agreements, the DecisionPoint Systems Material Contracts constitute all of the material contracts of DecisionPoint Systems;

(v)
No Default. There has not been any default in any material obligation of DecisionPoint Systems or any other party to be performed under any of the DecisionPoint Systems Material Contracts, each of which is in good standing and in full force and effect and unamended, and DecisionPoint Systems is not aware of any default in the obligations of any other party to any of the DecisionPoint Systems Material Contracts;

DecisionPoint Systems Assets - DecisionPoint Systems Goodwill and Other Assets

(w)	DecisionPoint Systems does not have any knowledge of any infringement by DecisionPoint Systems of any patent, trademark, copyright or trade secret;

The Business of DecisionPoint

(x)
Maintenance of Business. Since the date of the DecisionPoint Systems Financial Statements, the DecisionPoint Systems Business has been carried on in the ordinary course, and DecisionPoint Systems has not entered into any material agreement or commitment except in the ordinary course or as provided in, contemplated by, or set forth in the Securities Purchase Agreements; and

(y)
Subsidiaries. Other than as provided on Schedule 5.1(y) annexed hereto, DecisionPoint Systems does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2              The representations and warranties of DecisionPoint Systems contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by DecisionPoint, the representations and warranties of DecisionPoint Systems shall survive the Closing for a period of two (2) years.

Indemnity

5.3              DecisionPoint Systems agrees to indemnify and save harmless DecisionPoint from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of DecisionPoint to defend any such claim), resulting from the breach by DecisionPoint Systems of any representation or warranty of DecisionPoint Systems made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by DecisionPoint Systems to DecisionPoint hereunder.  Legal fees and other costs of defending and prosecuting this action shall be borne by DecisionPoint Systems.

ARTICLE 6
COVENANTS OF DecisionPoint SYSTEMS

Covenants

6.1              DecisionPoint Systems covenants and agrees with DecisionPoint that it will:

(a)
Conduct of Business. Until the Closing, conduct the DecisionPoint Systems Business diligently and in the ordinary course consistent with the manner in which the DecisionPoint Systems Business generally has been operated up to the date of execution of this Agreement;

(b)	Preservation of Business. Until the Closing, use their best efforts to preserve the DecisionPoint Systems Business and the DecisionPoint Systems Assets;

(c)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the DecisionPoint Systems Assets, including the DecisionPoint Systems Material Contracts; and

(d)
Reporting and Internal Controls. From and after the Effective Time, forthwith take all required actions to implement internal controls on the business of the Surviving Company to ensure that the Surviving Company complies with Section 13(b)(2) of the Exchange Act.

Authorization

6.2              DecisionPoint Systems hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting DecisionPoint Systems to  release any and all information in their possession respecting DecisionPoint Systems to DecisionPoint.  DecisionPoint Systems shall promptly execute and deliver to DecisionPoint any and all consents to the release of information and specific authorizations which DecisionPoint reasonably require to gain access to any and all such information.

Survival

6.3              The covenants set forth in this Article shall survive the Closing for the benefit of DecisionPoint.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in Favor of DecisionPoint

7.1              DecisionPoint’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by DecisionPoint) of each of the following conditions precedent on or before the Closing:

(a)
all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to DecisionPoint as set forth in Article 9 hereof will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by DecisionPoint at or prior to the Closing will have been complied with or performed;

(c)
except as provided in Schedule 5.1(e) annexed hereto, title to the DecisionPoint Systems Shares held by the DecisionPoint Systems Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through DecisionPoint and/or the Acquirer;

(d)	the Certificates of Merger shall be executed by DecisionPoint Systems in form acceptable for filing with Secretary of State of California and Delaware;

(e)	reserved;

(f)	subject to Article 8 hereof, there will not have occurred:

(i)
any material adverse change in the financial position or condition of DecisionPoint Systems, its liabilities or the DecisionPoint Systems Assets or any damage, loss or other change in circumstances materially and adversely affecting the DecisionPoint Systems Business or the DecisionPoint Systems Assets or DecisionPoint Systems’ right to carry on the DecisionPoint Systems Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to DecisionPoint or the DecisionPoint Systems Business (whether or not covered by insurance) materially and adversely affecting DecisionPoint Systems, the DecisionPoint Systems Business or the DecisionPoint Systems Assets;

(g)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(h)	all representations and warranties of DecisionPoint Systems contained herein shall be true and correct as of the Closing Date.

Waiver by DecisionPoint

7.2              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of DecisionPoint and any such condition may be waived in whole or in part by DecisionPoint at or prior to Closing by delivering to DecisionPoint Systems a written waiver to that effect signed by DecisionPoint. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, DecisionPoint shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of DecisionPoint

7.3              The obligations of DecisionPoint Systems to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to DecisionPoint or the DecisionPoint Shareholders hereunder will have been so executed and delivered;

(b)	DecisionPoint shall have no liabilities (or all outstanding liabilities shall be satisfied at Closing);

(c)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by DecisionPoint or the Acquirer at or prior to the Closing shall have been complied with or performed;

(d)
DecisionPoint Systems shall have completed its review and inspection of the books and records of DecisionPoint and its subsidiaries and shall be reasonably satisfied with same in all material respects;

(e)
DecisionPoint shall have delivered an instruction letter to the transfer agent to issue the Acquisition Shares to be issued pursuant to the terms of the Merger to the DecisionPoint Systems Shareholders and the Acquisition Shares will be registered on the books of DecisionPoint in the name of the DecisionPoint Systems Shareholders at the Effective Time;

(f)	the holder of the restricted stock of DecisionPoint shall execute a cancellation agreement in form and substance reasonably satisfactory to DecisionPoint Systems;

(g)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(h)	the Certificates of Merger shall be executed by the Acquirer in form acceptable for filing with the Secretary of State of California and Delaware;

(i)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of DecisionPoint, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting DecisionPoint or the DecisionPoint Business or DecisionPoint’s right to carry on the DecisionPoint Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to DecisionPoint or the DecisionPoint Business (whether or not covered by insurance) materially and adversely affecting DecisionPoint, its subsidiaries or its assets;

(i)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any; and

(j)	all representations and warranties of DecisionPoint and the Acquirer contained herein shall be true and correct as of the Closing Date.

(k)
DecisionPoint shall prepare appropriate tax returns for DecisionPoint and any of its subsidiaries as contemplated in Section 3.1(x) and shall submit such return to DecisionPoint Systems for its review and comment; DecisionPoint shall incorporate any reasonable comments of DecisionPoint Systems into such tax returns and after DecisionPoint shall file such returns with the appropriate jurisdiction. DecisionPoint shall pay and be responsible for all filing fees, penalties and payments related to such tax returns.

Waiver by DecisionPoint Systems

7.4              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of DecisionPoint Systems and any such condition may be waived in whole or in part by DecisionPoint Systems at or prior to the Closing by delivering to DecisionPoint a written waiver to that effect signed by DecisionPoint Systems. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing DecisionPoint Systems shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5              The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions precedent in favor of the other party or parties set forth in this Article.

Confidentiality

7.6              Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from DecisionPoint Systems and DecisionPoint and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that DecisionPoint may be required to issue news releases regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Commission respecting the proposed Merger contemplated hereby together with such other documents as are required to maintain the currency of DecisionPoint’s filings with the Commission.

ARTICLE 8
RISK

Material Change in the Business of DecisionPoint Systems

8.1              If any material loss or damage to the DecisionPoint Systems Business occurs prior to Closing and such loss or damage, in DecisionPoint’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, DecisionPoint shall, within two (2) days following any such loss or damage, by notice in writing to DecisionPoint, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to DecisionPoint’s obligations to carry out the transactions contemplated hereby, be vested in DecisionPoint or otherwise adequately secured to the satisfaction of DecisionPoint on or before the Closing Date.

Material Change in the DecisionPoint Business

8.2              If any material loss or damage to the DecisionPoint Business occurs prior to Closing and such loss or damage, in DecisionPoint Systems’ reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, DecisionPoint Systems shall, within two (2) days following any such loss or damage, by notice in writing to DecisionPoint, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to DecisionPoint's obligations to carry out the transactions contemplated hereby, be vested in DecisionPoint or otherwise adequately secured to the satisfaction of DecisionPoint Systems on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1              The Merger and the other transactions contemplated by this Agreement will be closed on or before June 30, 2009, in accordance with the closing procedure set out in this Article.

Documents to be Delivered by DecisionPoint

9.2              On or before the Closing, DecisionPoint Systems will deliver or cause to be delivered to DecisionPoint:

(a)	an executed copy of this Agreement;

(b)
all reasonable consents or approvals required to be obtained by DecisionPoint for the purposes of completing the Merger and preserving and maintaining the interests of DecisionPoint under any and all DecisionPoint Material Contracts and in relation to DecisionPoint Assets;

(c)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the shareholders and directors of DecisionPoint as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	such other documents as DecisionPoint may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by DecisionPoint

9.3              On or before the Closing, DecisionPoint and the Acquirer shall deliver or cause to be delivered to DecisionPoint Systems:

(a)	an executed copy of this Agreement;

(b)	an irrevocable instruction letter to the transfer agent to issue share certificates representing the Acquisition Shares duly registered in the names of the DecisionPoint Systems Shareholders;

(c)
an officers certificate containing articles, bylaws, and certified copies of such resolutions of the directors of DecisionPoint and the Acquirer as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)
a certified copy of a resolution of the directors of DecisionPoint dated as of the Closing Date appointing the nominees of the DecisionPoint Systems Shareholders to the board of directors of DecisionPoint;

(e)	a cancellation agreement executed by the holder of the DecisionPoint restricted common stock whereby the holder agrees to cancel an aggregate of 1,500,000 shares

(f)	such other documents as DecisionPoint Systems may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

General

10.1              Forthwith after the Closing, DecisionPoint and DecisionPoint Systems agree to use all their best efforts to:

(a)	file the Certificates of Merger with the Secretary of State of California and Delaware; and

(b)	issue a news release reasonably acceptable to each party reporting the Closing; and

(c)
file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement which includes audited financial statements of DecisionPoint as well as pro forma financial information of DecisionPoint and DecisionPoint as required by Regulation S-X as promulgated by the Commission (all at no cost to the DecisionPoint Shareholders); and

ARTICLE 11
GENERAL PROVISIONS

Arbitration

11.1              The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within thirty (30) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration.

              Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement shall be settled by binding arbitration by a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and governed by the laws of the State of Delaware (without regard to the choice-of-law rules or principles of that jurisdiction).  Judgment upon the award may be entered in any court located in the State of New York, and all the parties hereto hereby expressly waive any objections or defense based upon lack of personal jurisdiction.

              Each of the plaintiff and defendant party to the arbitration shall select one (1) arbitrator (or where multiple plaintiffs and/or defendants exist, one (1) arbitrator shall be chosen collectively by such parties comprising the plaintiffs and one (1) arbitrator shall be chosen collectively by those parties comprising the defendants) and then the two (2) arbitrators shall mutually agree upon the third arbitrator.  Where no agreement can be reached on the selection of either a third arbitrator or an arbitrator to be named by either a group of plaintiffs or a group of defendants, any implicated party may apply to a judge of the courts of the State of New York, to name an arbitrator.    Process in any such action or proceeding may be served on any party anywhere in the world.

Indemnification Provisions

11.2           Notice to Indemnifying Party.  If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

Notice

11.3              Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid  certified or registered mail, or Facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by Facsimile shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.4              The address for service of notice of each of the parties hereto is as follows:

(a)	DecisionPoint or the Acquirer:

DecisionPoint Systems, Inc.
19655 Descartes
Foothill Ranch, CA 92610
Attn:  Nicholas R. Toms, Chief Executive Officer
Phone:  (949) 465-0065 ext 105
Facsimile: (949) 215-9642

(b)	DecisionPoint Systems:

DecisionPoint Systems Holding, Inc.
4 Century Drive
Parsippany, NJ 07054
Attn:  Nic Toms, Chief Executive Officer
Phone: (908) 756-2000 x124
Facsimile: (908) 756-8036

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attn:  Greg Sichenzia, Esq.
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

Change of Address

11.5              Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.6              Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.7              Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.8              The provisions contained herein constitute the entire agreement among DecisionPoint Systems, the Acquirer and DecisionPoint respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among DecisionPoint Systems, the Acquirer and DecisionPoint with respect to the subject matter hereof.

Enurement

11.9              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.10              This Agreement is not assignable without the prior written consent of the parties hereto.

Expenses

11.11               Each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation; notwithstanding anything to the contrary herein.

Counterparts

11.12              This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by Facsimile will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

11.13                      This Agreement is subject to the laws of the State of New York.

Termination

11.14                      This Agreement may only be terminated at any time prior to the Closing Date:

       (a)           upon mutual written consent authorized by the Board of Directors of DecisionPoint and DecisionPoint Systems; or

       (b)           by either DecisionPoint or DecisionPoint Systems if the Closing shall not have been consummated by the close of business on June 30, 2009.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

DecisionPoint SYSTEMS, INC.

By:
Name:
Title

DecisionPoint ACQUSITION, INC.

By
Name:
Title:

DecisionPoint SYSTEMS HOLDING, INC.

By:
Name:
Title: